Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the registration statement of Mycotopia Therapies, Inc. on Form S-8, of our Report of Independent Registered Public Accounting Firm, dated November 3, 2023, on the consolidated balance sheet of Mycotopia Therapies, Inc. as of December 31, 2022 and the related consolidated statements of operations and changes in mezzanine equity and stockholders deficit and cash flows for the year then ended.

/s/ Pinnacle Accountancy Group of Utah

Pinnacle Accountancy Group of Utah

(a dba of Heaton & Company, PLLC)

Farmington, UT

September 13, 2024